UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): June 25, 2013

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
(Exact name of registrant as specified in its charter)

BERMUDA	0-24796	98-0438382
(State or other jurisdiction of incorporation and organisation)	(Commission File Number)	(IRS Employer Identification No.)

O’Hara House, 3 Bermudiana Road,		HM 08
Hamilton, Bermuda
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (441) 296-1431

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02	Unregistered Sales of Equity Securities.

On June 25, 2013, Central European Media Enterprises Ltd. (the “Company”) issued 200,000 shares of Series B Convertible Redeemable Preferred Stock of the Company, par value $0.08 per share (the “Series B Preferred Shares”), to Time Warner Media Holdings B.V. (“TW Investor”) at a price per share equal to $1,000, for aggregate consideration of $200 million, pursuant to the Subscription Agreement dated April 29, 2013, between the Company and TW Investor (the “Subscription Agreement”). TW Investor did not exercise its option under the Subscription Agreement to acquire additional Series B Preferred Shares in excess of these 200,000 shares. The Subscription Agreement was previously described in Item 1.01 of the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on April 29, 2013.

The initial stated value of each of the Series B Preferred Shares, equal to $1,000, accretes at an annual rate of 7.5%, compounded quarterly, from the date of issuance to (but excluding) the third anniversary of the date of issuance, and at an annual rate of 3.75%, compounded quarterly, from (and including) the third anniversary of the date of issuance to (but excluding) the fifth anniversary of the date of issuance. The Company has the right from the third anniversary of the date of issuance to elect to pay the accretion in cash. The Company also has the right to redeem the Series B Preferred Shares in whole or in part from the third anniversary of the date of issuance. TW Investor has the right to convert the then-outstanding Series B Preferred Shares into shares of Class A common stock from the third anniversary of the date of issuance or following a notice of redemption from the Company; provided that the Series B Preferred Shares may not be so converted until the date that is 61 days after the earlier of (A) the date on which the number of outstanding shares of Class A common stock owned by TW Investor, when aggregated with the outstanding shares of Class A common stock of any “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), would not result in TW Investor being a “beneficial owner” (as defined in Section 13(d)(3) of the Exchange Act) of more than 49.9% of the outstanding shares of Class A common stock and (B) the date on which such beneficial ownership would not give to any person or entity any right of redemption, repurchase or acceleration under any indenture or other document governing any of the Company’s indebtedness outstanding as of the date of issuance.  The initial conversion price is equal to $3.1625, subject to customary anti-dilution provisions and other adjustments.  The Series B Preferred Shares have such other terms, rights, powers and preferences as are set forth in the Certificate of Designation of the Series B Preferred Shares, a copy of which is filed as Exhibit 4.1 hereto and is incorporated by reference herein.

The foregoing description of the Certificate of Designation is a summary only, does not purport to be complete and is qualified in its entirety by reference to the Certificate of Designation.

The Company has issued the Series B Preferred Shares in reliance on an exemption from registration afforded by Section 4(2) of the Securities Act of 1933, as amended, based on representations to the Company made by TW Investor that it was an accredited investor and that the Series B Preferred Shares were being acquired for investment.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit	Description

4.1	Certificate of Designation of the Series B Convertible Redeemable Preferred Stock of Central European Media Enterprises Ltd., issued on June 25, 2013.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, we have duly caused this report to be signed on our behalf by the undersigned thereunto duly authorized.

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.

Date: June 25, 2013	/s/ David Sach
David Sach
Chief Financial Officer